Articles of Incorporation

Mitsui Fudosan Logistics Park Inc.

Articles of Incorporation

of

Mitsui Fudosan Logistics Park Inc.

Chapter 1 General Provisions

Article 1 (Trade Name)

The name of the Investment Corporation is “”,and the English name is “Mitsui Fudosan Logistics Park Inc.”.

Article 2 (Purpose)

The purpose of the Investment Corporation is to manage assets based on the Act on Investment Trusts and Investment Corporations (the “Investment Trusts Act”) by primarily investing in specified assets (as defined in the Investment Trusts Act; the same applies hereinafter), focusing on real estate and other assets (among those defined in the Regulation for Enforcement of the Act on Investment Trusts and Investment Corporations (the “Regulation for Enforcement of the Investment Trusts Act”), referring to real estate, leasehold rights of real estate, surface rights, beneficiary rights of trusts in which only these assets are held in trust, or issued shares of a corporation stipulated in Article 221-2, Paragraph 1 of the Regulation for Enforcement of the Investment Trusts Act (a “corporation holding overseas real estate”) (limited to issued shares to be acquired exceeding the number obtained by multiplying the total number of the issued shares (excluding the own shares held by the corporation holding overseas real estate) by the rate specified in Article 221 of the Regulation for Enforcement of the Investment Trusts Act; the same applies hereinafter) as investments.

Article 3 (Location of Head Office)

The head office of the Investment Corporation shall be in Chuo-ku, Tokyo.

Article 4 (Method of Public Notice)

The Investment Corporation shall make public notice by publication in the Nihon Keizai Shimbun.

Chapter 2 Investment Units

Article 5 (Redemption of Investment Units upon the Request of Unitholders and Acquisition of Its Investment Units upon Agreement with Unitholders)

1.	The Investment Corporation shall not redeem investment units upon the request of unitholders.
2.	The Investment Corporation may acquire its investment units with consideration upon agreement with unitholders.

Article 6 (Total Number of Issuable Investment Units)

1.	The total number of issuable investment units of the Investment Corporation shall be 8 million units.
2.	The issue price of investment units offered in Japan must account for more than 50% of the aggregate issue price of the investment units issued by the Investment Corporation.
3.	The Investment Corporation may, within the extent of paragraph 1, offer investment units to be issued by the Investment Corporation upon obtaining the approval of the Board of Directors. The payment amount per offered investment unit (meaning the investment units to be allocated to those who apply to subscribe for said investment units in response to said solicitation) shall be determined by the executive director and approved by the Board of Directors as a fair amount in light of the content of the assets held by the Investment Corporation (the “Management Assets”).

Article 7 (Investment Units Handling Rules)

Other than as prescribed by laws and regulations or these Articles of Incorporation, registration or recording in the unitholders register of the Investment Corporation, procedures for exercising for unitholders’ rights, other procedures for the investment units and the associated fees, shall be in accordance with the investment units handling rules prescribed by the Board of Directors.

Article 8 (Minimum Amount of Net Assets to be Regularly Held by the Investment Corporation)

The minimum amount of net assets to be regularly held by the Investment Corporation is 50 million yen.

Chapter 3 General Unitholders Meeting

Article 9 (Convocation)

1.	Except as otherwise prescribed by laws and regulations, general unitholders meetings shall be convened, pursuant to the approval of the Board of Directors, by the executive director in the case where there is one executive director, and by one executive director, in accordance with the order prescribed in advance by the Board of Directors, in the case where there are two or more executive directors.
2.	General unitholders meetings shall be held in one of the 23 wards in Tokyo.
3.	The Investment Corporation shall convene a General Meeting of Unitholders on or without delay after October 8, 2019, and shall convene a General Meeting of Unitholders without delay on or without delay after October 8 each second year thereafter. Furthermore, the Investment Corporation may convene a General Meeting of Unitholders as needed.
4.	When convening a general meeting of unitholders, the Investment Corporation is to have measures for electronic provision taken for the information contained in reference documents for the general meeting of unitholders and other documents.
5.	Of the matters for which measures for electronic provision are taken, the Investment Corporation may not include all or part of the matters prescribed in the Regulation for Enforcement of the Investment Trusts Act in the documents to be delivered to the unitholders who have requested delivery of the documents be in paper format by the record date for voting rights.

Article 10 (Chairperson)

The chairperson of a general unitholders meeting shall be the executive director in the case where there is one executive director, and one executive director, in accordance with the order prescribed in advance by the Board of Directors, in the case where there are two or more executive directors. If the executive director to be the chairperson is absent due to accidents, one of other executive directors or supervisory directors shall be chairperson in accordance with the order prescribed in advance by the Board of Directors.

Article 11 (Resolutions)

1.	Except as otherwise prescribed by laws and regulations or these Articles of Incorporation, resolutions of a general unitholders meeting shall be made by a majority of the voting rights held by the unitholders in attendance.
2.	A unitholder may exercise his or her voting rights by selecting as proxy another unitholder having voting rights in the Investment Corporation.
3.	In the case of the preceding paragraph, the unitholder or proxy shall be required submission to the Investment Corporation of a document evidencing the authority of proxy for each general unitholders meeting.

Article 12 (Exercise of Voting Rights in Writing)

1.	Exercise of voting rights in writing shall be made by stating the necessary matters in a document for exercising voting rights (the “Voting Rights Exercise Document”) and submitting the Voting Rights Exercise Document with such statements to the Investment Corporation by the time prescribed by laws and regulations.
2.	The number of voting rights exercised in writing pursuant to the preceding paragraph shall be included in the number of voting rights held by unitholders in attendance at the general unitholders meeting.

Article 13 (Exercise of Voting Rights by Electromagnetic Method)

1.	Exercise of voting rights by electromagnetic method shall be made in accordance with laws and regulations, with the consent of the Investment Corporation, by providing the Investment Corporation by electromagnetic method the items to be included in the Voting Rights Exercise Document by the time prescribed by laws and regulations.
2.	The number of voting rights exercised by electromagnetic method pursuant to the preceding paragraph shall be included in the number of voting rights held by unitholders in attendance at the general unitholders meeting.

Article 14 (Deemed Votes in Favor)

1.	If a unitholder neither attends a general unitholders meeting nor exercises voting rights, such unitholder shall be deemed to have voted affirmatively to the proposal submitted to the general unitholders meeting (in the cases where more than one proposal have been submitted and they include conflicting proposals, excluding all of those conflicting proposals).
2.	The provisions of the preceding paragraph do not apply to resolutions on the proposals pertaining to any of the following matters.
(1)	Dismissal of executive directors, supervisory directors or independent auditors
(2)	Dissolution
(3)	Approval for cancellation of an asset management agreement by the asset management company
(4)	Cancellation of an asset management agreement by the investment corporation
(5)	Amendments to the articles of incorporation (however, limited to establishment, revision or abolition of provisions in relation to deemed votes in favor)
3.	The number of voting rights held by the unitholders who are deemed to vote in favor of the proposals pursuant to the provisions of Paragraph 1 is included in the calculation of the number of voting rights of the attending unitholders.

Article 15 (Record Dates, etc.)

1.	If the Investment Corporation convenes a general meeting of unitholders pursuant to the provision of the first sentence of Article 9, Paragraph 3, the Investment Corporation shall deem the unitholders recorded or registered in the final unitholders register as of July 31, 2019, and July 31, of each second year thereafter to be the unitholders entitled to exercise voting rights at the general meeting of unitholders.
2.	In the case where the Investment Corporation convenes a general unitholders’ meeting pursuant to the provisions of the second sentence of Article 9, Paragraph 3, and the general unitholders’ meeting is held within three months of each Settlement Date (defined in Article 34; the same applies hereinafter), the Investment Corporation shall deem the unitholders who are entitled to exercise rights at such general unitholders’ meeting to be the unitholders recorded or registered in the final unitholders register for that Settlement Date.
3.	Notwithstanding the provisions of the preceding paragraphs, the Investment Corporation is able to, when necessary, deem the unitholders recorded or registered in the final registry or unitholders on a certain date prescribed by the Investment Corporation by resolution of the Board of Directors and provided in the public notice made by the Investment Corporation in advance in accordance with laws and regulations as unitholders that are able to exercise their rights at a general unitholders meeting.
4.	Regarding the proceedings of a general unitholders meeting, minutes that set forth or record an overview of the course of the proceedings, the results thereof, and other matters prescribed by laws and regulations, shall be prepared.

Chapter 4 Executive Directors and Supervisory Directors

Article 16 (Number of Executive Directors and Supervisory Directors)

The Investment Corporation shall have at least one executive director and at least two supervisory directors (and at least one more than the number of executive directors).

Article 17 (Election and Term of Office of Executive Directors and Supervisory Directors)

1.	Except as otherwise prescribed by laws and regulations, executive directors and supervisory directors shall be elected by a resolution of the general unitholders meeting.
2.	The term of office of executive directors and supervisory directors shall be a two-year period after their assumption of office. However, this shall not preclude the extension or shortening of the term of office by resolution of the general unitholders meeting to the extent provided by laws and regulations. Also, the term of office of an executive director or supervisory director who is elected to fill a vacancy or to increase the number of officers shall be the same as the remaining term of the preceding or current executive director(s) or supervisory director(s).
3.	The effective period of the resolution associated with the election of a substitute director (meaning executive directors and supervisory directors; the same applies below) shall expire on the same date on which the term of office of the director whose vacancy was filled by such substitute director by resolution at the general unitholders meeting was due to expire (if such director was not elected at the relevant general unitholders meeting, the general unitholders meeting held immediately prior to such general meeting in which such director was elected shall apply). Provided, however, that such period may be shortened by a resolution of the general unitholders meeting.

Article 18 (Standards for Payment of Remuneration for Executive Directors and Supervisory Directors)

The payment standards and timing of compensation for executive directors and supervisory directors shall be as follows:

(1)	The remuneration for executive directors shall be determined by the Board of Directors with a maximum of 700,000 yen per person for a month, such amount shall be paid by the last date of such month by remittance to the bank account designated by the executive directors.
(2)	The remuneration for supervisory directors shall be determined by the Board of Directors with a maximum of 700,000 yen per person for a month, such amount shall be paid by the last date of such month by remittance to the bank account designated by the supervisory directors.

Article 19 (Exemption from Liability for Damages of Executive Directors and Supervisory Directors to Investment Corporations)

If an executive director or supervisory director performed his or her work duties in good faith and without gross negligence, and when the Investment Corporation finds it particularly necessary taking into consideration the details of the facts that are the source of liability, the status of the execution of the duties of such executive director or supervisory director, and other circumstances, the Investment Corporation may, to the extent allowed by laws and regulations, by resolution of the Board of Directors, release an executive director or supervisory director from liability for damages under Article 115-6, Paragraph 1 of the Investment Trust Act.

Chapter 5 Board of Directors

Article 20 (Convocation)

1.	Meetings of the Board of Directors shall be convened by the executive director in the case where there is one executive director, and by one executive director in accordance with the order prescribed in advance by the Board of Directors, in the case where there are two or more executive directors.
2.	The executive director or supervisory director who does not have the right to convene Meetings of the Board of Directors may request to convene Meetings of the Board of Directors in accordance with the Investment Trusts Act.
3.	Convocation notices for a meeting of the Board of Directors shall be sent to all of executive directors and supervisory directors at least three days prior to the meeting; provided, however, that in the case of emergency, this period may be shortened.
4.	If the consent of all of the executive directors and supervisory directors has been obtained, the Board of Directors may be held without the convocation procedures.

Article 21 (Resolutions, etc.)

1.	Except as otherwise prescribed by laws and regulations or these Articles of Incorporation, resolutions of the Board of Directors shall be made by a majority vote at a meeting attended by a majority of the members of the Board of Directors entitled to participate in the vote.
2.	Regarding the proceedings of the Board of Directors, minutes that set forth or record an overview of the course of the proceedings and the results thereof, and other matters prescribed by laws and regulations, shall be prepared. All directors in attendance shall sign, affix their name and seal, or electronically sign these minutes.

Article 22 (Board of Directors’ Rules)

Other than as prescribed by laws and regulations or these Articles of Incorporation, matters relating to the Board of Directors shall be in accordance with the Board of Directors’ rules prescribed by the Board of Directors.

Chapter 6 Independent Auditor

Article 23 (Election of Independent Auditor)

Except as otherwise prescribed by laws and regulations, an independent auditor shall be elected by a resolution of the general unitholders meeting.

Article 24 (Term of Office of Independent Auditor)

1.	The term of office of the independent auditor shall be until the conclusion of the general unitholders’ meeting first held after the first Settlement Date after the passage of one year from the independent auditor’s assumption of office.
2.	Unless a resolution deciding otherwise is passed at the general unitholders’ meeting referred to in the preceding paragraph, the independent auditor shall be deemed to have been reelected at that general unitholders’ meeting.

Article 25 (Standards for Payment of Remuneration for Independent Auditor)

Remuneration for the independent auditor shall be determined by the Board of Directors with a maximum of 20 million yen for each Settlement Date to be audited, and such amount shall be paid by transfer to an account designated by the independent auditor within three months of receipt of a bill from the independent auditor after receipt of all audit reports required under the Investment Trusts Act and other laws and regulations.

Article 26 (Exemption from Liability for Damages of Independent Auditor to Investment Corporations)

If the independent auditor performed its work duties in good faith and without gross negligence ,and when the Investment Corporation finds it particularly necessary taking into consideration the details of the facts that are the source of liability, the status of the execution of the duties of the independent auditor, and other circumstances, the Investment Corporation may, to the extent allowed by laws and regulations, by resolution of the Board of Directors, release the independent auditor from liability for damages under Article 115-6, Paragraph 1 of the Investment Trusts Act.

Chapter 7 Investment Target and Investment Policy

Article 27 (Basic Policy on Asset Management)

The purpose of the Investment Corporation is to manage assets by primarily investing in real estate and other assets, aiming for stable income over the medium to long term and steady growth of the Management Assets through continuous investment.

Article 28 (Stance Toward Investment)

1.	When the Investment Corporation invests in real estate (in this paragraph, including real estate, etc. as defined in Article 29, Paragraph 1, Item (2) and real estate underlying the real estate-backed securities as defined in Article 29, Paragraph 1, Item (3)), the primary investment target shall be real estate whose main use is or can be logistics facilities (“logistics facilities”). In addition, real estate whose main use is or can be data centers, communication facilities, research facilities, factories, supply processing facilities, or other bases of corporate activities (collectively “logistics facilities, etc.,” which includes logistics facilities) shall also be targeted for investment. However, when multiple real estate properties can be used in an integrated manner for social and economic use and the main use, when evaluated as an integrated whole, is or can be logistics facilities, etc., it is possible to acquire real estate, etc. or real estate-backed securities related to all or part of such integrated real estates.
2.	The Investment Corporation shall primarily invest in assets located in Japan, but may also invest in assets located overseas.
3.	In the cases provided for in the Order for Enforcement of the Act on Investment Trusts and Investment Corporations (the “Order for Enforcement of the Investment Trusts Act”), the Investment Corporation may acquire issued shares or equity (excluding the own shares or equity held by the corporation holding overseas real estate) of corporations holding overseas real estate in excess of the number or amount obtained by multiplying the total number or amount of issued shares or equity by the rate specified in Article 221 of the Regulation for Enforcement of the Investment Trusts Act.
4.	The proportion of assets acquired by the Investment Corporation that are specified real estate (referring to real estate, leasehold rights of real estate, surface rights, or beneficiary rights of trusts in which ownership rights of real estate, leasehold rights of land, or surface rights are held in trust, among the specified assets acquired by the Investment Corporation) shall be at least 75% of the total value of specified assets owned by the Investment Corporation.

Article 29 (Types, Purposes, and Scope of Assets Targeted for Asset Management)

1.	In accordance with the basic policy on asset management set forth in Article 27, the Investment Corporation shall invest in the specified assets listed below (collectively “real estate-related assets,” which refer to the specified assets from (1) to (3)).
(1)	Real estate
(2)	The following assets (collectively “real estate equivalents”; real estate and real estate equivalents are collectively referred to as “real estate, etc.”).
(i)	Leasehold rights of real estate
(ii)	Surface rights
(iii)	Assets listed in (1) or (2) (i) or (ii) based on foreign laws
(iv)	Beneficiary rights of trusts in which real estate, leasehold rights of real estate, surface rights, or assets listed in (iii) are held in trust (including comprehensive trusts that also entrust money incidental to the real estate)
(v)	Beneficiary rights of monetary trusts operated as investments in real estate, leasehold rights of real estate, surface rights, or assets listed in (iii)
(vi)	Silent partnership interests related to real estate (referring to the investment interests in a contract where one party invests for the management of real estate listed in Item (1) of this paragraph or assets listed in Item (2) Subitems (i) through (v), and the other party primarily manages the invested assets as investments in those assets and agrees to distribute profits generated from such management; the same applies hereinafter)
(vii)	Beneficiary rights of monetary trusts primarily operated as investments in the assets listed in Subitem (vi)
(viii)	Assets with similar characteristics to the assets listed in (iv) through (vii), organized in accordance with foreign laws
(ix)	Shares or equity issued by corporations holding overseas real estate, all of whose assets are real estate and related monetary claims, in cases provided for in Article 194, Paragraph 2 of the Investment Trusts Act (excluding those listed on foreign financial product markets or registered on over-the-counter financial product markets established overseas, etc.)
(3)	The following items, where the amount exceeding half of the underlying assets is intended to be invested in real estate, etc. (if the securities indicating the rights have not been issued, the rights to be indicated in such securities are included) (collectively “real estate-backed securities”)
(i)	Preferred equity securities (as defined in the Act on the Securitization of Assets (the “Asset Securitization Act”))
(ii)	Beneficiary certificates of investment trusts (as defined in the Investment Trusts Act)

(iii)	Investment securities of investment corporations (as defined in the Investment Trusts Act)
(iv)	Beneficiary certificates of specific purpose trusts (as defined in the Asset Securitization Act)
(v)	Silent partnership interest securities (referring to silent partnership interests as defined in the Financial Instruments and Exchange Act (the “FIEA”))
(vi)	Assets with similar characteristics to those listed in (i) through (v), organized in accordance with foreign laws
2.	In addition to the specified assets listed in the preceding paragraph, the Investment Corporation shall invest in the following specified assets.
(1)	Other specified assets (if the securities indicating the rights have not been issued, the rights to be indicated in such securities are included)
(i)	Deposits
(ii)	Call loans
(iii)	National government bonds (as defined in the FIEA)
(iv)	Local government bonds (as defined in the FIEA
(v)	Bonds issued by corporations under special laws (as defined in the FIEA)
(vi)	Specific corporate bonds as specified in the Asset Securitization Act (as defined in the FIEA)
(vii)	Corporate bonds (as defined in the FIEA)
(viii)	Negotiable certificates of deposit
(ix)	Beneficiary certificates of loan trusts (as defined in the FIEA)
(x)	Commercial papers (as defined in the FIEA)
(xi)	Monetary claims (as defined in the Order for Enforcement of the Investment Trusts Act, excluding those specified in (xiv))
(xii)	Share certificates (as defined in the FIEA)
(xiii)	Securities or certificates issued by foreign countries or persons having the nature of the securities or certificates listed in Subitems (iii) to (vii), (ix), (x), or (xii) (excluding those falling under Paragraph 1, Item (2), Subitem (ix))
(xiv)	Monetary claims against corporations holding overseas real estate
(xv)	Beneficiary rights of monetary trusts primarily operated as investments in the assets listed in Subitems (i) to (xiv)
(xvi)	Securities (as defined in the Investment Trusts Act, excluding those specified in Paragraph 1, Item (2) or Item (3) or this item; the same applies hereinafter)
(2)	Rights related to derivative transactions (as defined in the Order for Enforcement of the Investment Trusts Act)
(3)	Renewable energy power generation facilities (as defined in the Order for Enforcement of the Investment Trusts Act; the same applies hereinafter)
3.	In addition to the above, the Investment Corporation may invest in the following rights, etc., deemed necessary or useful in connection with investments in real estate-related assets, etc.
(1)	Trademark rights, etc., under the Trademark Act (referring to trademark rights or their exclusive or non-exclusive rights)
(2)	Copyrights, etc., under the Copyright Act
(3)	Movable properties (excluding those corresponding to renewable energy power generation facilities)
(4)	Rights to use hot spring sources as specified in the Hot Springs Act and related facilities
(5)	Specified equity investments (as defined in the Asset Securitization Act)
(6)	Partnership interests under the Civil Code (excluding those corresponding to securities)
(7)	Various types of casualty insurance contracts and the rights or benefits arising therefrom
(8)	Allocated amounts calculated based on the Act on Promotion of Global Warming Countermeasures and similar items or emission rights (including greenhouse gas emission rights)
(9)	Easements
(10)	Rights, etc., organized under the laws of the country or region where the Investment Corporation’s primary investment targets are real estate, etc., based on these Articles of Incorporation (including rights with similar characteristics to real estate, etc., or beneficiary rights of trusts primarily investing in real estate, etc., under the laws of the country or region; excluding those specified above)
(11)	Shares (including other equity) issued by domestic and foreign corporations solely for the purpose of asset management related to overseas assets (excluding those specified above)
(12)	Other rights that may be necessary or useful to acquire in connection with investments in real estate-related assets.
4.	The Investment Company may, in addition to the above, acquire other rights that it holds in connection with the organizational management of the Investment Corporation.
5.	In the case of rights represented by securities specified in Article 2, Paragraph 2 of the FIEA, if the securities representing such rights have not been issued, such rights shall be treated as securities, and Paragraphs 1 to 4 shall apply.

Article 30 (Investment Restrictions)

1.	The monetary claims listed in the preceding article, Paragraph 2, Item (1), Subitem (xi), and the securities listed in Subitem (xvi) shall not be for proactive investments, but investments shall be made in consideration of safety and liquidity when managing surplus funds, and in other cases, investment shall be made considering the relevance to real estate-related assets.
2.	Rights related to derivative transactions as specified in the preceding article, Paragraph 2, Item (2), shall be limited to operations intended to hedge interest rate fluctuation risk arising from the liabilities of the Investment Corporation, exchange rate fluctuation risk related to the Management Assets by the Investment Corporation, and other risks.

Article 31 (Purpose and Scope of Lending of Managed Assets)

1.	With the goal of securing stable income over the medium to long term, the Investment Corporation shall, in principle, lease (including the installation of parking lots, signboards, etc.) all real estate that is part of the Management Assets (including real estate backing real estate-related assets other than real estate acquired by the Investment Corporation).
2.	When leasing real estate as described in the preceding paragraph, the Investment Corporation may receive or deposit security deposits, guarantee deposits, etc., and if such funds are received, they will be managed according to the Investment Corporation’s basic policy on asset management and stance toward investment.
3.	The Investment Corporation may lend the Management Assets other than real estate that belong to the Management Assets (including real estate backing real estate-related assets other than real estate acquired by the Investment Corporation).

Article 32 (Principles of Asset Valuation)

1.	The Investment Corporation shall conduct the valuation of Management Assets with caution and diligence for the benefit of investors.
2.	The Investment Corporation shall strive to ensure the reliability of Management Asset valuation.
3.	The Investment Corporation shall adhere to the principle of continuity in Management Asset valuation.

Article 33 (Asset Valuation Methods, Standards and Record Date)

1.	The methods of asset valuation for the Investment Corporation shall be determined by the type of Management Assets in accordance with the Investment Trusts Act, the Regulation on Accountings of Investment Corporations, the rules set by the Investment Trusts Association, Japan (the “Investment Trusts Association”), other applicable laws and regulations, and the generally accepted corporate accounting standards and practices in Japan.
(1)	Real estate, leasehold rights of real estate, surface rights, or assets listed in Article 29, Paragraph 1, Item (2), Subitem (iii) (those specified in Article 29, Paragraph 1, Item (1) and Item (2), Subitems (i) to (iii))

These shall be valued at the acquisition cost less accumulated depreciation. The method for calculating depreciation shall be based on the straight-line method for the building portion and equipment portion. However, for equipment and similar assets, if it is reasonably determined that the straight-line method is no longer appropriate due to justifiable reasons and there are no issues regarding investor protection, the calculation method may be changed.

(2)	Beneficiary rights of trusts in which real estate, leasehold rights of real estate, surface rights, or assets listed in Article 29, Paragraph 1, Item (2), Subitem (iii) are held in trust (those specified in Article 29, Paragraph 1, Item (2), Subitem (iv))

If the trust property is an asset listed in Item (1), it shall be valued according to Item (1); if it is a financial asset, it shall be valued in accordance with the generally accepted corporate accounting standards and practices in Japan, and the amount equivalent to the beneficiary rights of the trust shall be calculated by subtracting the amount of liabilities from the total amount of these valuations.

(3)	Beneficiary rights of monetary trusts operated as investments in real estate, leasehold rights of real estate, surface rights, or assets listed in Article 29, Paragraph 1, Item (2), Subitem (iii) (those specified in Article 29, Paragraph 1, Item (2), Subitem (v))

If the trust property consists of assets listed in Item (1), it shall be valued according to Item (1); if it is a financial asset, it shall be valued according to the generally accepted corporate accounting standards and practices in Japan, and the amount equivalent to the beneficiary rights of the trust shall be calculated by subtracting the amount of liabilities from the total amount of these valuations.

(4)	Silent partnership interests related to real estate (those specified in Article 29, Paragraph 1, Item (2), Subitem (vi))

As a general rule, if the underlying assets of the silent partnership interests consist of the assets listed in Items (1) to (3), they shall be valued according to the methods specified for each; if they are financial assets, they shall be valued according to the generally accepted corporate accounting standards and practices in Japan, and the amount equivalent to the silent partnership interests shall be calculated by subtracting the amount of liabilities from the total amount of these valuations.

(5)	Beneficiary rights of monetary trusts primarily operated as investments in silent partnership interests related to real estate (those specified in Article 29, Paragraph 1, Item (2), Subitem (vii))

The silent partnership interests held as trust property shall be valued according to Item (4), and the amount equivalent to the beneficiary rights of the trust shall be calculated by subtracting the amount of liabilities from the total amount of these valuations.

(6)	Securities (those specified in Article 29, Paragraph 1, Item (3) and Paragraph 2, Item (1), Subitems (iii) though (vii), (ix), (x), (xii), (xiii) and (xvi))

Those classified into bonds to be held to maturity shall be appraised at acquisition cost. However, in cases where the bonds were acquired at a lower price or higher price than the bond value and the nature of the difference between the acquisition price and the bond value is deemed to be an interest rate adjustment, the value shall be calculated based on the amortized cost method. Furthermore, such securities shall be appraised at acquisition cost if they are securities of subsidiaries and securities of affiliates. If the securities are classified into other securities, they shall be appraised at market value. Shares, etc. without a market price shall be appraised at acquisition cost.

(7)	Monetary claims or monetary claims against corporations holding overseas real estate (those specified in Article 29, Paragraph 2, Item (1), Subitems (xi) and (xiv))

The valuation shall be based on the acquisition cost less the allowance for doubtful accounts. However, if the claim was acquired at a lower or higher value than the claim amount, and the nature of the difference between the acquisition value and the claim amount is recognized as an interest rate adjustment, the valuation shall be the value calculated based on the amortized cost method less the allowance for doubtful accounts.

(8)	Beneficiary rights of monetary trusts primarily operated as investments in the assets listed in Article 29, Paragraph 2, Item (1), Subitems (i) to (xiv) (those specified in Article 29, Paragraph 2, Item (1), Subitem (xv))

Accounting shall be performed in accordance with the generally accepted corporate accounting standards in Japan such as Practical Issues Task Force (PITF), and if the trust property consists of assets specified in Item (6) or (7) of this paragraph, they shall be valued according to the methods specified in each case, and the valuation shall be based on the total amount of these valuations.

(9)	Rights pertaining to derivatives (those specified in Article 29, Paragraph 2, Item (2))
(i)	Net claims and liabilities arising from derivative transactions shall be appraised at market value.
(ii)	Hedging may be applied to those for which hedging is allowed in accordance with the accounting standards and practices generally accepted as fair and appropriate in Japan. Furthermore, the special treatment of interest rate swaps may be applied to those that meet the requirements for special treatment of interest rate swaps specified in the Accounting Standard for Financial Instruments, and allocation treatment may be applied to those that satisfy the requirements for allocation treatment of forward exchange contracts, etc. under the Accounting Standards on Foreign Currency Transactions.
(10)	Foreign currency transactions, etc.

Foreign currency transactions, etc. shall be accounted for and valued in accordance with Accounting Standards for Foreign Currency Transactions, etc.

(11)	Other

If not specified above, the valuation shall be based on the value determined in accordance with the rules for valuation set by the Investment Trusts Association or the value that should be determined in accordance with the generally accepted corporate accounting standards and practices in Japan.

2.	If assets are valued differently from the method in the preceding paragraph for the purpose of recording prices in asset management reports, etc., they shall be valued as follows.
(1)	Real estate, leasehold rights of real estate, or surface rights

In principle, the valuation shall be based on the appraisal value determined by a real estate appraiser.

(2)	Beneficiary rights of trusts in which real estate, leasehold rights of real estate, or surface rights are held in trust, or silent partnership interests related to real estate

If the trust property or the assets of the silent partnership consist of the assets listed in Item (1) of this paragraph, they shall be valued according to Item (1); if they are financial assets, they shall be valued according to the generally accepted corporate accounting standards and practices in Japan, and the amount equivalent to the silent partnership interests or the beneficiary rights of the trust shall be calculated by subtracting the amount of liabilities from the total amount of these valuations.

3.	The record date for asset valuation shall be the Settlement Date specified in the following article. However, for assets listed in Article 29, Paragraph 1, Item (3), or Paragraph 2, that can be valued based on market prices, the valuation date shall be the end of each month.

Article 34 (Settlement Date)

The operating period of the Investment Corporation shall be from February 1 to July 31 of each year, and from August 1 to January 31 of the following year (the last day of each operating period shall be referred to as “Settlement Date”).

Article 35 (Policy on Monetary Distributions)

1.	Distribution policy

The Investment Corporation shall distribute profits in accordance with the following policy as a general principle and, when distributing monetary amounts, shall comply with the rules set by the Investment Trusts Association.

(1)	The amount of distributable income (“Distributable Income”) arising from the management of the Investment Corporation’s Management Assets shall be the amount of profit calculated for each Settlement Date in accordance with the Investment Trusts Act and the generally accepted corporate accounting standards and practices in Japan.
(2)	The amount of distribution shall be determined by the Investment Corporation as an amount exceeding 90% of the amount of distributable profit of the Investment Corporation specified in Article 67-15, Paragraph 1 of the Act on Special Measures Concerning Taxation (“Special Provisions on Taxation of Investment Corporations”) (if the calculation of this amount changes due to amendments to laws and regulations, the revised amount shall apply), but shall not exceed the amount of Distributable Income. The Investment Corporation may also set aside, reserve, or deal with necessary amounts from the Distributable Income, including long-term repair reserves, payment reserves, distribution reserves, and other similar reserves and provisions deemed necessary for the maintenance or enhancement of the value of the Management Assets.
(3)	Profits reserved without being applied to distribution and profits earned by the Settlement Date shall be managed in accordance with the basic policy on asset management and stance toward investment of the Investment Corporation.
2.	Distribution exceeding profits

If the Investment Corporation deems it appropriate based on the economic environment, trends in the real estate and rental markets, the status of held assets, and financial circumstances, it may distribute an amount exceeding the Distributable Income by adding an amount determined by the Investment Corporation up to the limit specified in the rules of the Investment Trusts Association to the distribution amount specified in the Item (2) of the preceding paragraph. In addition, if the amount of monetary distribution does not satisfy the requirements of the Special Provisions on Taxation of Investment Corporations specified by law, or if it is possible to reduce the occurrence of corporate tax, etc. on the Investment Corporation, it may distribute an amount exceeding the Distributable Income, based on the amount determined by the Investment Corporation for the purpose of meeting these requirements. In principle, the Investment Corporation shall adopt a policy of distributing monetary amounts exceeding the Distributable Income consistently each period. In implementing this and determining the amount, full consideration shall be given to the capital expenditures necessary to maintain and enhance the competitiveness of the held assets and the financial conditions of the Investment Corporation. However, if the Investment Corporation deems it inappropriate based on the economic environment, trends in the real estate and rental markets, the status of held assets, and financial circumstances, it shall not distribute monetary amounts exceeding the Distributable Income.

3.	Method of distribution

Distributions shall be distributed in monetary form and, in principle, shall be distributed within three months from the Settlement Date to the unitholders or registered pledgees of investment units listed or recorded in the final unitholders register as of the Settlement Date, in proportion to the number of investment units held.

4.	Exclusion period for distribution claims

If three full years have passed since the date of commencement of payment, the Investment Corporation shall be relieved of its obligation to pay distributions. In addition, no interest shall be paid on unpaid distributions.

Article 36 (Limits on Borrowing and Issuance of Investment Corporation Bonds)

1.	The Investment Corporation may borrow funds (including through the call market) or issue investment corporation bonds (including short-term investment corporation bonds; the same applies hereinafter) for the purpose of securing funds for asset acquisition, repair expenses, other maintenance and management costs, payment of distributions, funds necessary for the operation of the Investment Corporation, or repayment of debts (including the return of security deposits and guarantee deposit, and repayment of borrowing and investment corporation bonds) to ensure steady growth, efficient management, and operational stability of the Management Assets. However, the use or purpose of funds raised through the issuance of short-term investment corporation bonds shall be limited to the scope prescribed by law. Furthermore, the borrowing of funds shall be limited to borrowing from qualified institutional investors as defined in the FIEA (however, limited to institutional investors specified in Article 67-15 of the Act on Special Measures Concerning Taxation).
2.	In the case of the preceding paragraph, the Investment Corporation may offer the Management Assets as collateral.
3.	The limit for borrowing and the issuance of investment corporation bonds shall be 1 trillion yen each, and their combined total shall not exceed 1 trillion yen.

Article 37 (Standards for Payment of Asset Management Fees to the Asset Management Company)

1.	The method of calculating and the timing of payment of fees paid by the Investment Corporation to the asset management company to which the management of the Management Assets is entrusted (the “Asset Management Company”) shall be as follows. In addition, the Investment Corporation shall not pay the Asset Management Company any fees related to agency or brokerage as specified in the Real Estate Brokerage Act.

(1)	Asset Management Fee Ⅰ

For each operating period of the Investment Corporation, Asset Management Fee Ⅰ shall be the amount of total assets stated in the balance sheet (limited to that approved by the Board of Directors pursuant to the provisions of the Investment Trusts Act) as at the Settlement Date of the immediately preceding operating period of the Investment Corporation (“Last Settlement Date”), multiplied by a rate separately agreed upon between the Investment Corporation and the Asset Management Company, which shall not exceed an annual rate of 0.1% (calculated on a daily basis based on the actual number of days in the relevant calculation period with 365 days per year; rounded down to the nearest one yen).

If the Investment Corporation holds shares of or equity in a corporation holding overseas real estate (hereinafter, “equity related to a corporation holding overseas real estate”) as at the Last Settlement Date, and only if the amount equivalent to the Investment Corporation’s interest in the overseas real estate, etc. pertaining to such corporation holding overseas real estate (as defined below) has been finalized, the amount of total assets in the above calculation shall be the amount calculated by deducting the amounts of equity related to the corporation holding overseas real estate, monetary claims that the Investment Corporation holds against said corporation holding overseas real estate and bond securities issued by said corporation holding overseas real estate (if any), and adding the amount equivalent to interest in the overseas real estate, etc. as at the Last Settlement Date. The “amount equivalent to interest in the overseas real estate, etc.” refers to the amount calculated by taking the amount of total assets of said corporation holding overseas real estate (provided that the amount must be disclosed in the Investment Corporation’s financial documents or asset management report as at the Last Settlement Date), which shall be determined based on the figures stated in the latest financial statements of said corporation holding overseas real estate which are available to the Investment Corporation on or before the Settlement Date of the said operating period (provided that such financial statements must be dated before the Last Settlement Date), and converted into Japanese currency equivalent (calculated based on the foreign exchange rate as at the settlement date of the operating period of said financial statements of the corporation holding overseas real estate), then multiplied by percentage of the Investment Corporation’s equity interest in the corporation holding overseas real estate as at the last settlement date of said corporation holding overseas real estate.

(2)	Asset Management Fee ⅠI

For each operating period of the Investment Corporation, Asset Management Fee IⅠ shall be the amount equivalent to the rate (rounded down to the nearest one yen, and zero yen in case of negative value) which is separately agreed upon between the Investment Corporation and the Asset Management Company, which shall not exceed 5.5% of the operating income before deducting Asset Management Fees I, II and III, and non-deductible consumption taxes and depreciation on these Management Fees, calculated at each Settlement Date of such operating period of the Investment Corporation (“relevant Settlement Date”).

(3)	Asset Management Fee ⅠII

For each operating period of the Investment Corporation, Asset Management Fee IIⅠ shall be the amount calculated in accordance with the following formula (rounded down to the nearest one yen).

<Formula>

[Pre-tax earnings (provided, the amount after compensating the full amount of losses carried forward, if any) before deducting Asset Management Fees I, II and III, and non-deductible consumption taxes on these Management Fees, calculated at each Settlement Date of such operating period of the Investment Corporation] x EPU x a rate separately agreed upon between the Investment Corporation and the Asset Management Company, which shall not exceed 0.001%, whereas:

EPU＝A/B

A: Pre-tax earnings (provided, the amount after compensating the full amount of losses carried forward, if any) before deducting Asset Management Fees I, II and III, and non-deductible consumption taxes on these Management Fees, calculated at each Settlement Date of such operating period of the Investment Corporation

B: Number of issued investment units at the relevant Settlement Date

(4)	Acquisition fee

If the Investment Corporation acquires (except when provided for in Item (6)) real estate, etc. (in this Item (4), excluding those falling under Article 29, Paragraph 1, Item (2)(ⅸ)) and renewable energy power generation facilities, or equity related to a corporation holding overseas real estate, the amount obtained when that acquisition price (if a sale and purchase transaction, then refers to the transaction price, or if an exchange, then the valuation amount of the assets acquired through the exchange, or if through equity (excluding equity related to a corporation holding overseas real estate), then the equity investment amount, or if through equity related to a corporation holding overseas real estate, then the acquisition price for the corporation holding overseas real estate (as defined below); however, excluding consumption tax, etc. and acquisition expenses) is multiplied by the rate separately agreed upon between the Investment Corporation and the Asset Management Company of no more than 0.5% (however, no more than 0.25% if acquiring from related parties of the Asset Management Company (including if acquiring from related parties of the corporation holding overseas real estate)) is set as an acquisition fee.

“Acquisition price for the corporation holding overseas real estate” refers to the amount calculated by taking the acquisition price for the corporation holding overseas real estate if the corporation holding overseas real estate acquires assets of similar nature to real estate, etc. or renewable energy power generation facilities, converting it into the Japanese currency equivalent based on the foreign exchange rate as at the acquisition date, and then multiplying by the percentage of the Investment Corporation’s equity interest in the corporation holding overseas real estate as at the acquisition date.

(5)	Disposition fee

If the Investment Corporation transfers (except when provided for in Item (6)) real estate, etc. (in this Item (5), excluding those falling under Article 29, Paragraph 1, Item (2)(ⅸ)) and renewable energy power generation facilities, or assets of a similar nature to these held by a corporation holding overseas real estate, the amount obtained when that disposition price (if a sale and purchase transaction, then refers to the transaction price, or if an exchange, then the valuation amount of the assets transferred through the exchange, or if transferring assets of a similar nature to real estate, etc. or renewable energy power generation facilities held by a corporation holding overseas real estate, then the disposition price for the corporation holding overseas real estate (as defined below); however, excluding consumption tax, etc. and disposition expenses) is multiplied by the rate separately agreed upon between the Investment Corporation and the Asset Management Company of no more than 0.5% (however, no more than 0.25% if transferring to related parties of the Asset Management Company (including if transferring to related parties of the corporation holding overseas real estate)) is set as a disposition fee.

“Disposition price for the corporation holding overseas real estate” refers to the amount calculated by taking the disposition price for the corporation holding overseas real estate if the corporation holding overseas real estate transfers assets of similar nature to real estate, etc. or renewable energy power generation facilities held, converting it into the Japanese currency equivalent based on the foreign exchange rate as at the disposition date, and then multiplying by the percentage of the Investment Corporation’s equity interest in the corporation holding overseas real estate as at the disposition date.

(6)	Merger fee

If the Asset Management Company conducts an investigation and valuation of the portfolio assets and such of the other party to a consolidation-type merger or an absorption-type merger of the Investment Corporation (including whether the Investment Corporation is the investment corporation surviving the absorption-type merger or the investment corporation dissolving in the absorption-type merger; the same applies hereinafter) (hereinafter collectively referred to as “merger”) or other business operations pertaining to the merger and the merger takes effect, the amount obtained when the total amount of the valuation amount of the assets held by the other party (as defined below) is multiplied by the rate separately agreed upon between the Investment Corporation and the Asset Management Company by taking the content of the business operations of the Asset Management Company and other factors into account of no more than 0.5% (however, no more than 0.25% if the other party is a related party of the Asset Management Company) is set as a merger fee.

“Valuation amount of the assets held by the other party” refers to: (a) If the Investment Corporation is the investment corporation surviving the absorption-type merger, then the valuation amount of the real estate, etc. (in this Item (6), excluding those falling under Article 29, Paragraph 1, Item (2)(ⅸ)), renewable energy power generation facilities and equity related to a corporation holding overseas real estate (hereinafter together referred to as “subject assets”) succeeded by the Investment Corporation from the other party upon the merger, (b) If the Investment Corporation is the investment corporation dissolving in the absorption-type merger, then the valuation amount of the subject assets held by the other party at the time of the merger, or (c) If a consolidation-type merger, then the valuation amount of the subject assets succeeded by the corporation incorporated in the consolidation-type merger from the other party upon the merger.

(7)	Timing of payment of fees

The timing of payment of the fees provided in (1) through (6) above by the Investment Corporation is as follows:

(i)	Asset Management Fee I

The Investment Corporation shall pay Asset Management Fee I for each operating period to the Asset Management Company within three months after the Settlement Date for the relevant operating period.

(ii)	Asset Management Fee II

The Investment Corporation shall pay Asset Management Fee II for each operating period to the Asset Management Company within three months after the Settlement Date for the relevant operating period.

(iii)	Asset Management Fee III

The Investment Corporation shall pay Asset Management Fee III for each operating period to the Asset Management Company within three months after the Settlement Date for the relevant operating period.

(iv)	Acquisition fee

The Investment Corporation shall pay the acquisition fee to the Asset Management Company by the end of the month following the month in which the real estate, etc. (in this Subitem (iv), except those falling under Article 29, Paragraph 1, Item (2), Subitem (ix)) and renewable energy power generation facilities are acquired (in the case of the acquisition of equity related to a corporation holding overseas real estate, either the date when the Investment Corporation acquires the equity related to the corporation holding overseas real estate or the date when the corporation holding overseas real estate acquires assets of a similar nature to real estate, etc., or renewable energy power generation facilities, whichever is later).

(v)	Disposition Fee

The Investment Corporation shall pay the disposition fee to the Asset Management Company by the end of the month following the month in which the real estate, etc. (in this Subitem (v), except those falling under Article 29, Paragraph 1, Item (2), Subitem (ix)) and renewable energy power generation facilities are disposed of (in the case of the disposition of assets of a similar nature to real estate, etc., or renewable energy power generation facilities held by a corporation holding overseas real estate, the date on which the corporation holding overseas real estate disposes of the assets).

(vi)	Merger fee

The Investment Corporation shall pay the merger fee to the Asset Management Company by the last day of the month following the month of the effective date of the merger.

2.	When paying asset management fees described in the preceding paragraph, the Investment Corporation shall also bear an amount equivalent to all national and local consumption taxes applicable to those asset management fees and the Investment Corporation shall pay an amount equal to the asset management fees plus the applicable national and local consumption taxes by electronic bank transfer (with all transfer fees and all national and local consumption taxes applicable to those fees to be borne by the Investment Corporation) or by remittance to a bank account designated by the Asset Management Company.

Article 38 (Attribution of Profit and Losses)

All profits and losses arising from the management of the Investment Corporation’s Management Assets by the Asset Management Company shall be attributed entirely to the Investment Corporation.

Article 39 (Burden of Miscellaneous Expenses)

1.	The Investment Corporation shall bear the miscellaneous expenses related to taxes on Management Assets, expenses incurred by the general administrative trustee, the asset custodian, and the Asset Management Company in performing tasks entrusted by the Investment Corporation, as well as any late interest or damages claimed by the general administrative trustee, the asset custodian, or the Asset Management Company for advances they have made.
2.	In addition to the preceding paragraph, the Investment Corporation shall, in principle, bear the following expenses, the details of which shall be determined by the contract with the general administrative trustee, the asset custodian, or the Asset Management Company.
(1)	Expenses related to the issuance of investment units and new investment unit subscription rights, the issuance of investment corporation bonds, listing, and maintaining the listing (including expenses related to the creation, printing, and delivery of certificates, and fees to the underwriting securities companies)
(2)	Expenses related to the preparation, printing, and submission of securities registration statements, securities reports, and extraordinary reports
(3)	Expenses related to the preparation, printing, and delivery of prospectuses
(4)	Expenses related to the preparation, printing, and delivery of statutory financial statements and asset management reports, etc. (including submission fees when submitting to supervisory authorities, etc.)
(5)	Expenses related to public notices of the Investment Corporation as well as advertising, promotional, and IR activities, etc.
(6)	Fees and expenses paid to professionals, etc. (including financial advisors, legal advisors, tax advisors, accounting advisors, real estate appraisers, asset examiners, and judicial scriveners)
(7)	Fees and actual expenses related to executive directors and supervisory directors, insurance premiums, advances, etc., fees related to the independent auditor, and expenses related to the holding of general meetings of unitholders and the Board of Directors meetings, etc.
(8)	Expenses related to the acquisition and disposal, maintenance, management, and operation of Management Assets (including registration-related expenses, due diligence and other investigation expenses, trustee fees and trust expenses, brokerage fees, advertising and promotion expenses, management consignment expenses, property insurance premiums, maintenance and repair costs, utility costs, etc.)
(9)	Interest, loan fees, or underwriting fees related to borrowings and investment corporation bonds, and other miscellaneous expenses

(10)	Expenses related to the acquisition and maintenance of ratings for the Investment Corporation
(11)	Expenses necessary for the operation of the Investment Corporation
(12)	Other expenses that are incidental or related to, or similar to, the expenses specified in Items (1) through (11) above, which should be borne by the Investment Corporation

Article 40 (Consumption Tax and Local Consumption Tax)

Unless otherwise explicitly stipulated in these Articles of Incorporation, the Investment Corporation shall bear the consumption tax and local consumption tax (“Consumption Tax, etc.”) imposed on taxable items under the Consumption Tax Act among the expenses and amounts payable by the Investment Corporation related to the management of Management Assets and other matters (collectively the “taxable items”), the amount equivalent to which shall be added to the amounts payable for the taxable items and paid accordingly. Furthermore, unless otherwise specified in these Articles of Incorporation, all amounts stated in these Articles of Incorporation exclude Consumption Tax, etc.

Chapter 8 Entrustment of Services and Work

Article 41 (Entrustment of Asset Management, Custody, Other Services and Work)

1.	Pursuant to the Investment Trust Act, the Investment Corporation shall entrust asset management services to an asset management company and asset custody services to an asset custodian.
2.	The Investment Corporation shall also entrust to third parties the services other than the asset management and the asset custody services which should be entrusted to third parties under the Investment Trusts Act.

Established: February 24, 2016

Revised: June 6, 2016

Revised: October 30, 2017

Revised: October 27, 2021

Revised: October 27, 2023